Exhibit 4.1

EVIN #____

THIS NOTE, AND THE SHARES OF COMMON STOCK NOR ANY OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE (COLLECTIVELY THE "SECURITIES") HAVE BEEN OR WILL BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE.

                              ENERGY VENTURE, INC.
                         10% Convertible Promissory Note

$____________                                                 ________ ___, 2006

FOR VALUE RECEIVED, Energy Venture, Inc., a Delaware corporation (the "Company"), promises to pay to the order of _________________ (the "Payee" or the "Holder of this Note") or registered assigns on August 31, 2007 (the "Maturity Date"), the principal amount of _____________ Dollars ($________) (the "Principal Amount") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate of ten percent (10%) per annum. Payment of accrued interest shall be made either in immediately available funds quarterly in arrears or in shares of the Company's common stock upon maturity of this Note, depending on the whether the Holder of this Note elected to receive interest in the form of cash or shares of the Company's common stock (the "Common Stock"). Such election must be made by the Holder of this Note at the time of subscription for this Note.

      This Note and other identical Notes in the aggregate principal amount of up to $1,500,000, or $1,800,000 if the Company elects to exercise its right to accept over subscriptions (collectively, the "Notes") are issued to the Payee and other purchasers of Notes in connection with a private placement of Notes by the Company (the "Financing"), pursuant to the Company's Confidential Memorandum (the "Memorandum"), and a Subscription Agreement between the Company and the Payee (the "Subscription Agreement"), a copy of which documents are available for inspection at the Company's principal office.

      Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

      Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

      The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

      1. Prepayment. This Note and all other Notes may be prepaid in whole but not in part prior to the Maturity Date if the Company sends written notice of such prepayment to each Holder at least twenty-five (25) days prior to the prepayment date and each Noteholder during such 25-day period shall have the right to convert the Note into Conversion Shares as provided herein.

      2. Events of Default.

            A. The term "Event of Default" shall mean any of the events set forth in this Section:

                  (i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest on this Note when and as the same shall become due and payable, whether by acceleration or otherwise;

                  (ii) Bankruptcy, Insolvency, etc. The Company shall: (a) generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or (e) take any corporate action authorizing, or in furtherance of, any of the foregoing; and

                  (iii) Subscription Agreement; Etc. The Company shall violate any material representation, warranty, covenant, agreement or obligation set forth in the Subscription Agreement, and such default shall continue after ten (10) days after notice thereof to the Company.

            B. Action if Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, (i) allow the Note to remain outstanding and continue to accrue interest at the rate provided for above or (ii) declare all or any portion of the outstanding Principal Amount of the Note together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

            C. Remedies. In case any Event of Default shall occur and be continuing, the Payee may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder shall determine.

      3. Conversion.

            A. Holder's Conversion Right. At any time and from time to time, the Holder of this Note shall be entitled to convert any portion of the Principal Amount and/or accrued but unpaid interest into fully paid and non-assessable shares of Common Stock, in accordance with this Section 3(A) and Sections 3(B) and Section 3(C). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of the Notes by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the holder the portion of the Note not so converted into shares of Common Stock.

            B. Conversion Price. Subject to anti-dilution adjustment as provided in Section 3D, the "Conversion Price" of the outstanding Principal Amount of the Notes shall be equal to fifty cents ($0.50). The Principal Amount and interest thereon so elected by the Holder to be converted (the "Converted Amount"), will convert into that number of shares of Common Stock determined by dividing the Converted Amount by the Conversion Price, as adjusted at the time of conversion.

            C. Mechanics of Conversion. To convert the Note into shares of Common Stock on any date (a "Conversion Date"), the holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company, and (ii) surrender to a common carrier for delivery to the Company within three
(3) business days of such date the original Note being converted (or an indemnification undertaking with respect to such Note in the case of their loss, theft or destruction); provided, however, notwithstanding anything to the contrary provided herein or elsewhere, the Holder in its sole option and in its sole discretion shall have the absolute right to instead of submitting the original Note to the Company as provided above upon a conversion of the Note, not submit the Note to the Company upon a conversion and have the Company reduce the Principal Amount being converted on the Company's books and records in the amount as expressly provided in the Conversion Notice, which shall have the same effect as if the Holder submitted the original Note. On or before the third
(3rd) business day following the date of receipt of a Conversion Notice and the original Note, or an affidavit that the Holder lost its original Note (the "Share Delivery Date"), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the Principal Amount represented by the Note(s) submitted for conversion pursuant to this Section is greater than the Converted Amount, and the Holder has elected to submit the original Note to the Company then the Company shall, as soon as practicable and in no event later than three
(3) business days after receipt of the Notes (the "Note Delivery Date") and at its own expense, issue and deliver to the holder a new Note representing the Principal Amount not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

            D. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Notes shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (i) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time on or after the date of any issuance of any Notes (the "Original Issuance Date"), effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time on or after the Original Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (ii) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time on or after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (ii) as of the time of actual payment of such dividends or distributions.

                  (iii) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time on or after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Notes shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Notes been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subsection (e) with respect to the rights of the holders of the Notes

                  (iv) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time on or after the Original Issuance Date, the Common Stock issuable upon the conversion of the Notes is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this subsection (D)), then and in any such event each holder of the Notes shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which Notes could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (v) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time on or after the Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subsection (D)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Notes shall thereafter be entitled to receive upon conversion of the Notes the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection (D) with respect to the rights of the holders of the Notes after the reorganization, merger, consolidation or sale to the end that the provisions of this subsection (D) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) shall be applicable after that event and be as nearly equivalent as may be practicable.

                  (vi) No Adjustments in Certain Circumstances. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one ($0.01) cent in such price; provided, however, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

            E. No Impairment. The Company will not directly and/or indirectly through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment.

            F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder of this Note(s) a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the holder of this Note(s), furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the this Note(s).

            G. Stock Purchase Rights. If at any time or from time to time, the Company grants or issues to the record holders of the Common Stock any options, warrants or rights (collectively, "Stock Purchase Rights") entitling any holder of Common Stock to purchase Common Stock or any security convertible into or exchangeable for Common Stock or to purchase any other stock or securities of the Company, the holder of this Note(s) shall be entitled to acquire, upon the terms applicable to such Stock Purchase Rights, the aggregate Stock Purchase Rights which the holder of this Note(s) could have acquired if it had been the record holder of the maximum number of shares of Common Stock issuable upon conversion of this Note(s) on both (x) the record date for such grant or issuance of such Stock Purchase Rights, and (y) the date of the grant or issuance of such Stock Purchase Rights.

            H. Stamp Taxes, etc. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock, upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the Company's satisfaction that such tax has been paid.

            I. Validity of Stock. All shares of Common Stock which may be issued upon conversion of this Note will, upon issuance by the Company in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those created by the holders), free from all pre-emptive or similar rights and fully paid and non-assessable.

            J. Reservation of Shares. The Company covenants and agrees that it will at all times have authorized and reserved, solely for the purpose of such possible conversion, out of its authorized but unissued shares, a sufficient number of shares of its Common Stock to provide for the exercise in full of the conversion rights contained in this Note.

            K. Notice of Certain Transactions. In case at any time:

                  (i) The Company shall declare any dividend upon, or other distribution in respect of, its Common Stock;

                  (ii) The Company shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto;

                  (iii) There shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification); or

                  (iv) There shall be a voluntary or involuntary dissolution; liquidation or winding-up of the Company;

      then, in any one or more of said cases, the Company shall cause to be mailed to the Payee at the earliest practicable time (and, in any event not less than twenty (20) days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon the conversion of this Note. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up, as the case may be.

      Nothing herein shall be construed as the consent of the Holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.

      4. Waivers.

            A. No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

            B. To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      5. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

            B. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

            C. Notices. All notices required or permitted under this Note shall be given in accordance with the Subscription Agreement.

            D. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                            ENERGY VENTURE, INC.


                                            By:_________________________________
                                            Name:
                                            Title:

                                    EXHIBIT I

                              ENERGY VENTURE, INC.
                                CONVERSION NOTICE

      Reference is made to the 10% Convertible Promissory Note (the "Note") of Energy Venture, Inc. (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert such Principal Amount (as defined in the Note) all accrued but unpaid interest indicated below into shares of common stock (the "Common Stock"), of the Company, as of the date specified below.

      Date of Conversion:_______________________________________________________

      Principal Amount to be converted:_________________________________________

      Accrued but unpaid interest to be converted:______________________________

      Note to be Converted: EVIN Note No.:______________________________________

      Number of Shares of Common Stock to be issued on conversion of Principal Amount and/or all accrued but unpaid interest:____________________________

      Conversion Price Used:____________________________________________________

      Please deliver the Common Stock into which the Principal Amount is being converted to the following address:

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